UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2011

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000

Registrant’s facsimile number, including area code: (206) 701-2500

None

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2011, the Board of Directors (the “Board”) of Cray Inc. (the “Company”) approved a form of Indemnification Agreement (the “Indemnification Agreement”) and authorized the Company to enter into the Indemnification Agreement with its current and future directors and executive officers.

The Company adopted the Indemnification Agreement to provide its officers and directors with indemnification to the greatest extent permitted under the Company’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws and applicable law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that, the Company will indemnify a director or officer for any and all claims, judgments, and other specified losses, including, but not limited to, amounts paid in settlement and reasonable expenses, incurred in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative to which such director or officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the director or officer is or was or at any time becomes a director, officer, employee or agent of the Company, is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Company is obligated to advance payment to a director or officer for all expenses reasonably incurred by such director or officer with respect to the events or occurrences specified in this paragraph, provided that such director or officer must repay the advanced expenses to the extent that it is ultimately determined that the director or officer is not entitled to indemnification under the terms of the Indemnification Agreement.

The foregoing description of the Indemnification Agreement is a summary of the material terms of such agreement and is qualified in its entirety by reference to the form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

February 8, 2011

Cray Inc.

By:	/s/ Michael C. Piraino
Michael C. Piraino
Vice President and General Counsel

Index to Exhibits

Exhibit	Description

10.1	Form of Indemnification Agreement